Exhibit 10.79.9
LEASE

This "Lease" is entered into as of October 1, 2004 to be effective as of October 1, 2004 (the "Effective Date") between NHP JOLIET, INC., an Illinois corporation ("Landlord"), and EMERITUS CORPORATION, a Washington corporation ("Tenant"), for the real property and improvements thereon (the "Facility") as legally described on Exhibit A and the "Landlord Personal Property" associated therewith as described in Exhibit B or as may be acquired after the Effective Date (collectively, the "Premises"), operating as a licensed assisted living facility (the "Business"). In consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases the Premises to Tenant for the Term upon the terms and conditions provided below. Certain capitalized terms used in this Lease are defined on Exhibit D.

1.    Term. The "Term" of this Lease is the Initial Term plus all Renewal Terms, and, except as otherwise provided herein, a "Lease Year" is the twelve (12) month period commencing on April 1 of each year of the Term. The "Initial Term" commences on the Effective Date and ends on March 31, 2019, and may be extended for three (3) separate "Renewal Terms" of five (5) years each if: (a) at least twelve (12), but not more than twenty-four (24) months prior to the end of the then current Term, Tenant delivers to Landlord a "Renewal Notice" that it desires to exercise its right to extend this Lease for one (1) Renewal Term; (b) there is no Event of Default hereunder or under the Related Leases (as hereinafter defined) on the date Landlord receives the Renewal Notice (the "Exercise Date") or on the last day of the then current Term; and (c) the Minimum Rent for the Renewal Term is determined pursuant to Section 2.3 within ninety (90) days after the Exercise Date; and (d) Tenant concurrently delivers a Renewal Notice to Nationwide Health Properties, Inc., a Maryland corporation ("NHP"), in compliance with the terms and conditions of those certain leases (the "Related Leases") which may have already or hereafter be entered into between NHP and/or its Affiliate, as landlord, and Tenant and/or its Affiliate, as tenant, with respect to the health care facilities described on Exhibit F attached hereto (each a "Related Facility" and collectively, the "Related Facilities").

2.    Rent. During the Term, Tenant shall pay Landlord "Rent" consisting of "Minimum Rent" plus "Additional Rent" determined as provided in this Section 2; provided, the Rent for any Lease Year shall not be less than one hundred percent (100%) of the Rent for the previous Lease Year. The Rent for any month that begins or ends on other than the first or last day of a calendar month shall be prorated based on actual days elapsed.

2.1    Initial Term Rent. During the Initial Term, "Minimum Rent" per Lease Year is equal to the Landlord’s Investment (as defined below) multiplied by nine percent (9.0%). Commencing with the second (2nd) Lease Year and continuing thereafter during the Term (excluding the first Lease Year of any Renewal Term), Tenant agrees to pay "Additional Rent" to Landlord monthly in advance together with the payment of Minimum Rent. Such Additional Rent (which shall be expressed as an annual amount but shall be payable in equal monthly installments) shall be equal to the sum of (i) the Additional Rent for the immediately preceding Lease Year and (ii) the product of the Minimum Rent and Additional Rent due for the immediately preceding Lease Year and the lesser of (A) three percent (3.0%), or (B) a

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percentage equal to four (4) times the percentage increase (the "CPI Increase") in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup "All Items" (1982 - 1984 = 100) (the "CPI"). In no event shall the CPI Increase be a negative number. The applicable CPI Increase shall be calculated annually for each Lease Year by comparing the CPI in effect on the first calendar day of the Lease Year for which Additional Rent is being calculated to the first calendar day of the immediately preceding Lease Year.

2.2    Landlord’s Investment; Rent Adjustments.

(a)    As used herein, "Landlord’s Investment" in the Premises shall mean Eight Million One Hundred Eighty-Four Thousand Four Hundred Fifty-Four Dollars ($8,184,454), plus any amount for Alterations advanced by Landlord pursuant to Section 8.4, plus any other amount that, in accordance with any other term or provision of this Lease, is to be added to Landlord’s Investment, and minus any net award paid to Landlord for a Partial Taking or Complete Taking pursuant to Section 18, minus any insurance proceeds paid to and retained by Landlord as a result of any casualty, minus any other net capital proceeds received by Landlord for any portion of the Premises sold or conveyed, as to any portion of the Premises for which this Lease is terminated during the Term in accordance with its terms, and minus any other amount that, in accordance with any other term of provision of this Lease, is to be subtracted from Landlord’s Investment.

(b)    Concurrently with any increase or decrease in Landlord’s Investment during the Term as described in Section 2.2(a), the Minimum Rent and Additional Rent then due and payable for the balance of the applicable Lease Year and Term shall be recalculated and reset based on the adjusted Landlord’s Investment.

2.3    Renewal Term Rent. To establish a fair market Minimum Rent for the Premises during the Renewal Terms, the Minimum Rent for each Renewal Term shall be reset and expressed as an annual amount equal to the greater of (a) the total of the Minimum Rent and Additional Rent due for the last Lease Year of the immediately preceding Term, multiplied by one hundred three percent (103.0%), or (b) the product of: (i) the "Fair Market Value" of the Premises on the Exercise Date as established pursuant to Exhibit C, and (ii) a percentage equal to fifty percent (50%) of the sum of (A) the immediately preceding twenty (20) day trading average of the Ten (10) Year U.S. Treasury Notes plus five hundred fifty (550) basis points, plus (B) the immediately preceding twenty (20) day average dividend yield on the common stock of Nationwide Health Properties, Inc. ("NHP") plus two hundred (200) basis points. Commencing with the second (2nd) Lease Year and continuing thereafter during each Renewal Term, "Additional Rent" shall be due and payable and calculated as provided in Section 2.1.

2.4    Rent Caps and Floors.

(a)    Notwithstanding any of the other terms of this Lease, in no event shall the Minimum Rent in the first (1st) Lease Year of any Renewal Term exceed one hundred fifteen percent (115%) of the Minimum Rent and Additional Rent due for the last Lease Year of the Initial Term or preceding Renewal Term, as the case may be.

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(b)    Notwithstanding any of the other terms of this Lease, in no event shall the Minimum Rent in the first (1st) Lease Year of any Renewal Term be less than one hundred three percent (103%) of the Minimum Rent and Additional Rent due for the last Lease Year of the Initial Term or preceding Renewal Term, as the case may be.

2.5    Payment Terms. All Rent and other payments to Landlord shall be paid by wire transfer or ACH (Automated Clearing House) only. Minimum Rent and Additional Rent shall be paid in advance in equal monthly installments on or before the tenth (10th) day of each calendar month for the period commencing on the date such payment is due through the ninth (9th) day of following calendar month.

2.6    Absolute Net Lease. All Rent payments shall be absolutely net to Landlord, free of any and all Taxes, Other Charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Lease even if Tenant claims that it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction or reduction of any kind. Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action.

3.    Late Charges. The late payment of Rent or other amounts due will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is extremely difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if any Rent or other amount is not paid within (a) two (2) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent amounts, and (b) five (5) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the "Agreed Rate" of five percent (5%) plus the prime rate of interest then charged by Wells Fargo Bank, N.A., San Francisco, CA.

4.    Security Deposit; Collateral for Lease Obligations.

(a)    Subject to the limitations set forth in Section 4(e), in the event that at any time following the sixth (6th) month of the Initial Term the Rent Coverage Ratio is less than the Applicable Rent Coverage Ratio set forth below, Tenant shall make deposits to Landlord pursuant to Section 4(b) until such time as the total amount of the deposits is equal to three (3) times the monthly Minimum Rent and Additional Rent then due from Tenant to Landlord (the "Security Deposit"). As used herein, the "Applicable Rent Coverage Ratio" means:

Period of Determination            Applicable Rent Coverage Ratio

7th through 12th months of Initial Term            1.10 to 1

13th through 18th months of Initial Term            1.20 to 1

19th through 24th months of Initial Term            1.25 to 1

After the 24th month of Initial Term                1.30 to 1

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(b)    The monthly deposits to be made by Tenant in accordance with Section 4(a) above shall be due on the tenth (10th) day of each calendar month in which the actual Rent Coverage Ratio fails to equal or exceed the Applicable Rent Coverage Ratio described above. Such monthly deposits shall be equal to five percent (5%) of the gross revenues generated by the Facilities for the calendar month immediately preceding the date of determination.

(c)    "Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the immediately preceding two calendar quarters, minus (A) an assumed management fee equal to five percent (5%) of the gross revenues generated during such two calendar quarters, and (B) the sum of One Hundred Twenty-Five Dollars ($125), multiplied by the aggregate number of licensed dementia care beds and assisted living units in the Facility and the Related Facilities, to (ii) the total amount of the Minimum Rent and Additional Rent due for the immediately preceding two calendar quarters pursuant to the terms of this Lease and the Related Leases. As used herein, "EBITDARM" means, for any period of determination, the net income (or loss) of Tenant for such period to the extent derived from the operation of the Facility and the Related Facilities, adjusted to add thereto, to the extent allocable to the Facility and the Related Facilities, without duplication, any amounts deducted in determining such net income (or loss) for (v) interest expense, (w) income tax expense, (x) depreciation and amortization expense, (y) rental expense, and (z) management fee expense, in each case determined in conformity with generally accepted accounting principles, consistently applied. In no event shall the annual management fee expense paid by Tenant exceed six percent (6%) of the gross revenues generated by the Facilities for such annual period.

(d)    Landlord may apply the Security Deposit, in whole or in part, against any Event of Default, or may use such amounts for any other purpose allowed under applicable law following the occurrence and during the continuance of an Event of Default. If Landlord so applies all or any portion of the Security Deposit, Tenant shall, within five (5) days of such application by Landlord and without the requirement of notice or demand by Landlord, make a cash deposit to Landlord in an amount sufficient to restore the Security Deposit to the amount on deposit with Landlord immediately prior to the application of such funds by Landlord.

(e)    Notwithstanding the provisions of Sections 4(a) and (b) above, in the event that (i) Tenant has made monthly deposits to Landlord that equal or exceed one and one-half (1½) times the monthly Minimum Rent and Additional Rent then due from Tenant to Landlord, and (ii) the Rent Coverage Ratio subsequently equals or exceeds 1.5 to 1 for two (2) consecutive calendar quarters, the maximum amount of the Security Deposit due from Tenant to Landlord, shall be reduced to one and one-half (1½) times the monthly Minimum Rent and Additional Rent then due from Tenant to Landlord. Upon the occurrence of such event, Landlord shall remit any excess amounts then on deposit to Tenant (the "Released Amount") within ten (10) days following Tenant’s delivery of satisfactory evidence to Landlord that the Rent Coverage Ratio was equal to or greater than 1.5 to 1 for the two (2) immediately preceding calendar quarters. Notwithstanding the foregoing, if the Rent Coverage Ratio subsequently declines to less than 1.5 to 1: (i) but is equal to or greater than the Applicable Rent Coverage Ratio, Tenant shall be entitled to retain the Released Amount or (ii) and is less than the

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Applicable Rent Coverage Ratio, then the Released Amount shall be returned by Tenant to Landlord within ten (10) days of the date of determination and held by Landlord as a portion of the Security Deposit then due under the terms of this Lease and Tenant shall be required to reinstate the Security Deposit to the amount required by Section 4(a) in accordance with the payment provisions of Section 4(b).

5.    Taxes and Other Charges. At the commencement and end of the Term, all Taxes and Other Charges shall be prorated. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. Subject to Landlord’s obligations to make payments from the impound deposits made by Tenant pursuant to Section 5.2 below, Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost ("Penalty") (excluding any Penalty payable by Landlord pursuant to Section 5.2 below), (a) "Taxes", consisting of any property (real and personal) and other taxes and assessments levied or assessed with respect to this Lease, any portion of the Premises or Landlord, with respect to the Premises [including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, business privilege, rental tax or other excise taxes, and other assessments levied or assessed against the Premises, Tenant’s interest therein or Landlord (with respect to this Lease and/or the Premises, but excluding any local, state or federal income tax based upon the net income of Landlord and any transfer tax or stamps for its transfer of any interest in any portion of the Premises to any Person other than Tenant or any of its Affiliates)], and (b) "Other Charges", consisting of any utilities and other costs and expenses of the Business or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Tenant may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance) when due and before any Penalty. Within thirty (30) days of its receipt of Landlord’s written notice of payment from a source other than the amounts impounded by Tenant with Landlord pursuant to Section 5.2, Tenant shall pay Landlord an amount equal to any Taxes or Penalty that Landlord at any time is assessed or otherwise becomes responsible and for which Tenant is liable under this Lease, whether arising from the sole liability of Landlord or the joint liability of the parties.

5.1    Protests. Tenant has the right, but not the obligation, in good faith to protest or contest (a "Protest") in whole or in part (a) the amount or payment of any Taxes or Other Charges and (b) the existence, amount or validity of any Lien (as defined in Section 8.1) by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as it provides Landlord with reasonable security to assure the foregoing). Tenant shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien before the imposition of any Penalty. Landlord will cooperate fully in any Protest that involves an amount assessed against it.

5.2    Impound.

(a)    Tenant shall include with each Minimum Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, but

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rather shall be applied to the payment of the related obligations. Provided that the impound deposits are then sufficient for payment of the applicable obligations, (i) the amounts held by Landlord shall be applied by Landlord directly to the payment of the related obligations in a timely fashion and prior to the imposition of any Penalty, and (ii) if any Penalty results from Landlord’s failure to timely make any such payment, such Penalty shall be borne by Landlord. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Tenant shall within ten (10) days after demand deposit the deficiency with Landlord. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Tenant within thirty calendar (30) days so long as Tenant there is not then outstanding an Event of Default under this Lease. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received. If Landlord transfers this Lease, it shall transfer all such deposits to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto.

(b)    Notwithstanding the provisions of Section 5.2(a) above, in the event the monthly impound deposits required for real property Taxes under the terms of the Freddie Mac Loan Documents (as hereinafter defined) are greater than the amount that Tenant would be required to pay under the terms of Section 5.2(a) and Landlord has given Tenant written notice thereof, the monthly impound deposits required to be made by Tenant pursuant to Section 5.2(a) shall increase to equal the amount of the monthly impound deposits required for real property Taxes under the terms of the Freddie Mac Loan Documents. As used herein, "Freddie Mac Loan Documents" means (a) that certain MultiFamily Note dated as of January 25, 2002, executed by Joliet Assisted, L.L.C. ("Joliet LLC") in favor of NorthMarq Capital, Inc., a Minnesota corporation ("NorthMarq") and evidencing a loan (the "Loan") in the original principal amount of Six Million Eight Hundred Thousand Dollars ($6,800,000) (the "Note"), as subsequently endorsed by NorthMarq to the order of Federal Home Loan Mortgage Corporation ("Freddie Mac"); (b) that certain Multifamily Mortgage, Assignment of Rents and Security Agreement dated as of January 25, 2002, executed by Joliet LLC, as borrower, in favor of NorthMarq, as lender, and recorded in the official records of Will County, Illinois on February 4, 2002 as Document No. R2002020142, as assigned to Freddie Mac pursuant to that certain Assignment of Security Interest dated January 25, 2002, filed for record on February 4, 2002, in the Land Records as Document No. R2002020141 and recorded on February 15, 2002, in the Land Records as Document No. R2002027902 (the "Mortgage"); and (c) any other document, agreement or instrument which now or hereafter evidences and/or secures the Loan, together with any replacements, substitutions, supplements, modifications or amendments thereof or thereto (including, without limitation, any amendment to such documents made in connection with Landlord’s acquisition of the Premises and assumption of the Loan).

6.    Insurance.

6.1    Requirements. All insurance provided for in this Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state where the Facility is located and having general policyholders and financial ratings of not less than "A" and "XII", respectively, in the then current Best’s Insurance Report, (ii)  name Landlord as an additional insured and, for the casualty policy referenced in Section 6.1, as the owner and loss payable beneficiary; provided, however, that Freddie Mac

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shall be named as Mortgagee and Loss Payee during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents, (iii) be on an "occurrence" basis, (iv) cover all of Tenant’s operations at the Facility or portion of the Premises, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant’s insurance. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and showing the interest of Landlord shall be provided to it prior to the commencement of the Term or, for a renewal policy, prior to the expiration date of the policy being renewed. If required by Landlord’s lender in writing, Tenant shall provide Landlord with a complete copy of the related policy within twenty (20) days of Landlord’s written request therefor. If requested by Landlord, Tenant shall permit representatives of Landlord, upon not less than seventy-two (72) hours notice, to review a complete copy of the applicable insurance policy at the principal business office of Tenant. Provided that Landlord agrees to maintain the confidentiality of the terms thereof, Landlord shall be entitled to copy such portions of the applicable insurance policy as may be reasonably necessary to Landlord as the fee owner of the Premises. Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)    Fire and Extended Coverage with respect to the Facility against loss or damage from all causes under standard "all risk" property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction);

(b)    Commercial General Public Liability Coverage with respect to the Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than Five Million Dollars ($5,000,000) for bodily injury or death to any one person, not less than Ten Million Dollars ($10,000,000) for any one accident, and not less than One Million Dollars ($1,000,000) for property damage;

(c)    Professional Liability Coverage with respect to the Facility for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of Five Million Dollars ($5,000,000) per claim and Ten Million Dollars ($10,000,000) in the aggregate;

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(d)    Worker’s Compensation Coverage with respect to the Facility for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable legal requirements;

(e)    Boiler and Pressure Vessel Coverage with respect to the Facility on any fixtures or equipment which are capable of bursting or exploding, in an amount not less than Five Million Dollars ($5,000,000) for resulting damage to property, bodily injury or death and with an endorsement for boiler business interruption insurance;

(f)    Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than one (1) year; and

(g)    Deductibles/Self-Insured Retentions for the above policies shall not be greater than Fifty Thousand Dollars ($50,000), and Landlord shall have the right at any time to require a lower such amount or set higher policy limits, to the extent commercially available and reasonable and customary for similar properties.

6.2    Exceptions to Insurance Requirements. Tenant has advised Landlord that, to the extent described on Schedule 1, it is not in compliance as of the Effective Date with the requirements set forth in Section 6.1. Tenant nonetheless represents and warrants to Landlord that the policies of insurance (including the deductible or self-insured retention provisions thereof) and risk management programs that Tenant has in effect as of the Effective Date are, and as may be in effect at any time during the Term will be, consistent with custom, practice and prudent management standards in the business and industry in which Tenant is engaged. As and when insurance meeting the requirements set forth in Section 6.1 becomes generally available to operators of assisted living facilities owned by institutional landlords and similar to the Facility at commercially reasonable rates, as jointly determined by Landlord and Tenant in their respective reasonable judgment, Tenant shall purchase and maintain such insurance. Tenant’s non-compliance with the requirements of Section 6.1 shall not give rise to an Event of Default so long as (i) no other Event of Default then exists, (ii) such non-compliance is limited to the matters described on Schedule 1, as it may be amended from time to time during the Term with the consent of Landlord in its sole discretion, (iii) the representations and warranties set forth in this Section 6.2 remain true, correct and complete in all respects, and (iv) Tenant is in compliance with the other covenants contained in this Section 6.2 and Section 6.3. Notwithstanding anything to the contrary set forth herein, if any insurance provided by Tenant in accordance with Schedule 1 provides for coverage on a "claims-made" basis, every "claims made" renewal or replacement policy shall continue to show the first date of claims made coverage as of the Effective Date, or a date prior thereto, as its prior acts/retroactive or continuity date. Furthermore, if any "claims made" policy is cancelled or non-renewed, and not replaced by an "occurrence" policy with "full prior acts", Tenant will purchase an "Extended Reporting Provision Option" (i.e., tail coverage), for a minimum of two (2) years, and if any "claims made" policy is subsequently replaced by an "occurrence" policy, Tenant agrees that said "occurrence" policy will contain a "full prior acts" provision.

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6.3    Reimbursement of Landlord’s Insurance Costs. During any Lease Year or portion thereof in which Tenant is not in compliance with the provisions of Section 6.1 (without consideration of the effect of Section 6.2), Tenant shall reimburse Landlord, within ten (10) days of Landlord’s demand therefor, for the costs of the premiums of the general liability and environmental insurance policies maintained by Landlord, or contributions to self-insurance in lieu thereof, in connection with the Premises, which amount shall not exceed in any Lease Year the sum of eleven cents ($.11) multiplied by the total square footage of the Facility located on the Premises (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI). Tenant shall have no right to receive any proceeds or other benefits from any such insurance. For purposes of this Section 6.3, Tenant shall not be in compliance with Section 6.1 (without consideration of the effect of Section 6.2) at any such time that any insurance required hereunder is provided to Tenant by or through a "captive" insurance company.

6.4    Determination of Commercial Reasonableness. In the event that Landlord and Tenant are unable to agree on any matter in this Section 6 requiring a determination of commercial reasonableness, such determination shall be made by a reputable insurance company, consultant or expert (an "Insurance Arbitrator") with experience in the assisted living insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of Section 6, and the costs, fees and expenses of the same shall be shared equally by Tenant and Landlord. If Tenant and Landlord are unable to mutually agree upon an Insurance Arbitrator, each party shall within ten (10) days after written demand by the other select one Insurance Arbitrator. Within ten (10) days of such selection, the Insurance Arbitrators so selected by the parties shall select a third (3rd) Insurance Arbitrator who shall be solely responsible for rendering a final determination of commercial reasonableness. If either party fails to select an Insurance Arbitrator within the time period set forth above, the Insurance Arbitrator selected by the other party shall alone render the final determination of commercial reasonableness in accordance with the foregoing provisions and such final determination shall be binding upon the parties. If the Insurance Arbitrators selected by the parties are unable to agree upon a third (3rd) Insurance Arbitrator within the time period set forth above, either party shall have the right to apply at Tenant’s and Landlord’s joint expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises are located to name the third (3rd) Insurance Arbitrator.

6.5    Insurance Required under Freddie Mac Loan Documents. Notwithstanding any provision set forth in this Section 6, in the event that the insurance coverages and policy amounts required to be maintained under the terms of the Freddie Mac Loan Documents are greater than the insurance coverages and policy amounts required under the terms of this Lease and Freddie Mac has not agreed to waive such requirements under the terms of any documents to which Freddie Mac and Tenant may be a party with respect to the Facility,

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Tenant shall be obligated to maintain such insurance policies and coverages as are necessary to comply with the requirements under the Freddie Mac Loan Documents so long as any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage. Landlord covenants and agrees that it shall not enter into any agreement to modify the insurance requirements under the Freddie Mac Loan Documents without the prior consent of Tenant, which consent shall not be unreasonably withheld or delayed.

7.    Use, Regulatory Compliance and Preservation of Business.

7.1    Permitted Use; Qualified Care. Tenant shall continuously use and occupy the Facility during the Term as a licensed assisted living facility with not less than one hundred one (101) units and for ancillary services relating thereto, but for no other purpose. Landlord acknowledges and agrees that (a) following the repayment of the obligations due to Freddie Mac under the terms of the Freddie Mac Loan Documents, or (b) with the prior written approval of Freddie Mac, during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents, or of Freddie Mac or any other party which becomes the owner of the Premises after a foreclosure or conveyance in lieu of foreclosure ("Successor Landlord"), in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage, Tenant shall have the right to (i) combine units at the Facility at the request of a resident or to provide for their use by multiple residents, and (ii) reduce the licensed units at the Facility by no more than five (5) units (but not to exceed 5% of the total units at the Facility) in order to enable Tenant to operate special care units and/or to provide other ancillary services at the Facility; provided, however, in no event shall the total reductions in the Facility and Related Facilities exceed thirty (30) units. Tenant shall not allow the average occupancy of the Facility for any trailing three (3) month period to be less than sixty percent (60%). Tenant shall provide care, treatment and services to the residents of the Facility and the Business conducted thereon in a manner consistent with all applicable laws. So long as any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage, Tenant shall not, without the prior written consent of Freddie Mac or Successor Landlord (which may be withheld or conditioned in the sole discretion of Freddie Mac or Successor Landlord, as the case may be) use or occupy the Facility or any part thereof as a facility certified for participation in Medicare or Medicaid except to the extent that Tenant is required by law to do so.

7.2    Regulatory Compliance . Tenant, the Facility and the other portions of the Premises shall comply in all material respects with all licensing and other laws and all CC&R’s and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent Tenant elects to participate in the same or as may be required by law to serve its resident population, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that, to the extent Tenant has elected to participate in the same or as required by law to serve its respective resident population, the Facility continues to be fully certified for participation in Medicare and Medicaid throughout the Term and when it is returned to Landlord, all without any suspension, revocation, decertification

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or other material limitation. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Facility, result in closure of the Business conducted at the Facility or result in the sale or transfer of all or any portion of any related certificate of need, bed rights or other similar certificate or license. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Tenant.

7.3    Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises is dependent, in part, on Tenant’s dedication to the Business and the concentration on the Facility of similar businesses of Tenant and its Affiliates in the geographical area of the Facility. Tenant further acknowledges that the diversion of residents or patient care activities from the Facility to other facilities owned or operated by Tenant or its Affiliates at any time during the Term will have a material adverse affect on the value and utility of the Facility. Therefore, Tenant agrees that during the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the Business of the Facility within a ten (10) mile radius of the Facility; provided, however, the foregoing shall not be deemed or construed to apply to any facilities acquired by Tenant or its Affiliates after the Effective Date (except during the last three (3) Leases Years of the Initial Term or any applicable Renewal Term unless Tenant has elected to renew this Lease for the next applicable Renewal Term), whether by acquisition, lease or management agreement, as part of a transaction or series of related transactions involving three (3) or more facilities, provided that, (A) less than fifty percent (50%) of the facilities involved in any such transaction are located within the area protected by this Section 7.3 and Section 7.3 of each of the Related Leases, and (B) without the prior written consent of Landlord no such transactions may collectively have the affect of allowing Tenant to operate more than five (5) facilities within the area protected by this Section 7.3 and Section 7.3 of each of the Related Leases, or (ii) except as is necessary to provide residents or patients with an alternative level of care or as is otherwise necessary as a result of an admissions ban or non payment of stay or to ensure the health and welfare of other residents of the Facility, (A) recommend or solicit the removal or transfer of any resident or patient from the Facility to any other nursing, health care, senior housing or retirement housing facility or (B) divert actual or potential residents or patients of the Business conducted at the Facility to any other facilities owned or operated by Tenant or its Affiliates or to facilities from which Tenant or its Affiliates receive any type of referral fees or other compensation for transfers. Tenant further agrees that during the last two (2) years of the Initial Term or any applicable Renewal Term (unless Tenant has elected to renew this Lease for the next applicable Renewal Term) and for a period of one (1) year after the expiration or earlier termination of the Term, Tenant shall not employ any management or supervisory personnel working at the Facility for any other business without the consent of Landlord in its reasonable discretion. Notwithstanding the foregoing, unless this Lease terminates as a result of an Event of Default by Tenant, the prohibition of employment during the one (1) year period after the expiration or earlier termination of the Term shall not apply to unsolicited personnel who approach Tenant directly and request employment by Tenant.

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8.    Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1    Acceptance "AS IS"; No Liens. Tenant acknowledges that it is presently engaged in operations like the Business conducted at the Facility in the state where the Facility is located and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord. Tenant has examined the condition of title to and thoroughly investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to conduct the Business, and accepts them on an "AS IS" basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Except with respect to the liens which are being duly protested in accordance with Section 5.1, and liens on furniture, fixtures and equipment located at the Facility and acquired by Tenant during the Term, provided the value of the furniture, fixtures and equipment secured by such liens does not exceed Seventy Five Thousand and no/100 Dollars ($75,000), Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a "Lien") for any reason (excluding, however, any such Liens arising from the acts or omissions of Landlord or its predecessors in interest in the Premises or any Liens granted in favor of Freddie Mac pursuant to any collateral documents executed by Tenant in favor of Freddie Mac (the "Tenant Collateral Documents") in connection with Landlord’s acquisition of the Premises and assumption of the Loan).

8.2    Tenant’s Maintenance Obligations. Tenant shall (a) keep and maintain the Premises in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and lawful order and condition and in substantial compliance with all applicable requirements and laws relating to the Business conducted thereon, including if applicable certification for participation in Medicare and Medicaid, and (c) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice. In addition, Tenant shall, within one (1) year following the Effective Date and at Tenant’s sole cost and expense, diligently make the repairs and/or improvements to the Facility set forth on Exhibit G attached hereto (the "Mandatory Repairs").

8.3    Upgrade Expenditures.

(a)    Tenant shall deliver to Landlord, with each payment of Minimum Rent, a deposit to be added to a reserve (the "Upgrade Reserve") equal to the sum of (a) of one-twelfth (1/12th) of the Applicable Annual Reserve (as hereinafter defined and as adjusted annually after the tenth (10th) Lease Year for increases in the CPI since the commencement of the tenth (10th) Lease Year), multiplied by (b) the aggregate number of assisted living units in the Facility (the "Upgrade Minimum") minus (c) the Upgrade Overage (as hereinafter defined). As used herein, the "Applicable Annual Reserve" means:

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Lease Years                Applicable Annual Reserve

One through Four                $ 360.00

Five through Seven                $ 460.00

Eight through Ten                 $ 500.00

Each Lease Year thereafter            $ 500.001

From time to time, but not more often than twice in any calendar month and provided that no Event of Default is then continuing, Landlord will disburse to Tenant amounts from the Upgrade Reserve for the payment of costs incurred by Tenant with respect to the Premises, subject to the following conditions: (i) the costs incurred by Tenant shall be for the purposes of making capital improvements to the Facility, acquiring furniture and fixtures needed for the operation of the Facility or making Upgrade Expenditures (the "Permitted Expenditures"); provided, however, in no event shall the Permitted Expenditures be deemed or construed to include the costs of the Mandatory Repairs to be made by Tenant pursuant to Section 8.2 above; and (ii) Tenant’s request for disbursement shall be accompanied with such invoices or purchase orders evidencing the expenditure as Landlord may reasonably require. Landlord shall make the reimbursements to Tenant required hereunder within fourteen (14) days after satisfaction of all conditions to such disbursement. Upon reasonable advance request, Landlord may require Tenant to procure mechanic’s lien waivers, in form and substance reasonably satisfactory to Landlord, in connection with any Upgrade Expenditures in excess of Twenty-Five Thousand Dollars ($25,000). As used herein, "Upgrade Expenditures" means expenditures in commercially reasonable amounts to Persons not affiliated with Tenant for (x) upgrades or improvements to the Facility that have the effect of maintaining or improving its competitive position in its respective marketplace, including new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like, but excluding capital improvements or repairs such as repairs or replacements of the roof, structural elements of the walls, parking area or the electrical, plumbing, HVAC or other mechanical or structural systems, and (y) other improvements to the Facility as reasonably approved by Landlord. Any amount remaining in the Upgrade Reserve at the expiration of the Term or earlier termination of this Lease shall be retained by Landlord as additional or supplemental Rent hereunder. As used herein "Upgrade Overage" means any amounts expended by Tenant on the Permitted Expenditures in the two immediately preceding Lease Years in excess of the Upgrade Minimum (excluding any such amounts that are financed by Tenant and secured by a lien on the personal property relating thereto).

(b)    Notwithstanding the provisions of Section 8(a) above, in the event the monthly deposits required to be made to the Replacement Reserve (as defined in the Freddie Mac Loan Documents) under the terms of the Freddie Mac Loan Documents are greater than the amount that Tenant would be otherwise be required to deliver under the terms of Section 8(a), so long as any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage, the monthly Upgrade Minimum shall be equal to the

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amount of the monthly Replacement Reserve deposits required to be made under the Freddie Mac Loan Documents, and any disbursement request made by Tenant shall be accompanied with copies of such invoices or purchase orders, lien waivers and other documentation as may be required by Freddie Mac in order to make disbursements from the Replacement Reserve. Landlord covenants and agrees that it (i) will cooperate with Tenant and execute such documents as may reasonably be necessary to cause Freddie Mac to make required disbursements from the Replacement Reserve, and (ii) shall not enter into any agreement to increase the Replacement Reserve requirements under the Freddie Mac Loan Documents without the prior consent of Tenant, which consent shall not be unreasonably withheld or delayed.

8.4    Alterations by Tenant. With the prior written approval of Freddie Mac (during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents) or Successor Landlord (in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage), or to the extent that Tenant and/or Landlord is required or permitted to make alterations or improvements to the Premises under the terms of the Freddie Mac Loan Documents, Tenant may alter, improve, exchange, replace, modify or expand (collectively, "Alterations") the Facility, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of Two Hundred Fifty Thousand Dollars ($250,000) during any Lease Year with respect to the Facility shall further require Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided further, that any Alterations to the Premises must satisfy the requirements set forth in Sections 4.04 (2) and (3) of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Lease, and except to the extent that Landlord in its sole discretion agrees to fund them following Tenant’s written request therefor, the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise shall be borne solely by Tenant. All Alterations shall be done in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Lease.

8.5    Hazardous Materials. Tenant’s use of the Premises shall comply with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws or if Tenant has received notice of any Hazardous Materials Claim against any portion of the Premises, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord’s approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any portion of the Premises; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Tenant’s discovery of any occurrence or condition on or in the vicinity of the Premises that materially increases the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous

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Materials Laws or Hazardous Materials Claims with respect to the Premises, including copies thereof. Notwithstanding any other provision of this Lease, if any Hazardous Materials are discovered on, under or about any portion of the Premises in violation of any Hazardous Materials Law, the Term shall be automatically extended and this Lease shall remain in full force and effect until the earlier to occur of the completion of all remedial action or monitoring, as approved by Landlord, in accordance with all Hazardous Materials Laws, or the date specified in a written notice from Landlord to Tenant terminating this Lease (which date may be subsequent to, but not earlier than, the date upon which the Term was to have expired). Landlord shall have the right, at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

9.    Tenant Property and Security Interest.

9.1    Tenant Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Lease ("Tenant Personal Property"). (Tenant Personal Property and "Tenant Intangible Property" shall be collectively referred to herein as "Tenant Property".) As used herein, "Tenant Intangible Property" means all the following at any time owned by Tenant in connection with its use of the Premises during the Term: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and choses in action; refunds of any Taxes or Other Charges; licenses and permits necessary or desirable for Tenant’s use of the Premises, including any certified Medicaid beds, any applicable certificate of need or other similar certificate, and, to the extent permitted by law, the exclusive right to transfer, move or apply for the foregoing and manage the Business conducted at the Premises (including the right to apply for permission to reduce the licensed bed complement, take any of the licensed beds out of service or move the beds to a different location); and the right to use the name "Manor at Essington" and any other trade or other name or logo now or hereafter associated with Tenant’s operation of the Premises (excluding the "Emeritus" or "ESC" name or any variation thereof and any name that now or hereafter begins with "Loyalton of").

9.2    Landlord’s Security Interest and Financing Statements. The parties intend that upon the occurrence of an Event of Default under this Lease, Landlord will have the right, subject to any limitations imposed by applicable law, including any requirements that Landlord or its designee must be licensed to operate the Facility before assuming operational control with respect thereto, to control the Tenant Property so that Landlord or its designee can operate or re-let the Facility and associated personal property intact for use as a licensed facility engaged in the applicable Business. Therefore, to implement the intention of the parties, and for the purpose of securing the payment and performance of Tenant’s obligations under this Lease, subject to any limitations imposed by applicable law, including any licensure laws, Tenant, as debtor, hereby grants to Landlord, as secured party, in addition to any statutory lien provided to Landlord under applicable law, a security interest in and an express contractual Lien upon, all of Tenant’s right, title and interest in and to the Tenant Property and any and all products and

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proceeds thereof, which Tenant now owns or leases or at anytime during the Term acquires an interest or right. This Lease constitutes a security agreement covering all such Tenant Property and Tenant shall keep such Tenant Property free and clear of all Liens other than Liens in favor of Landlord and Assumable Tenant Property Liens (as defined below). The security interest granted to Landlord hereunder is intended by the parties to be subordinate to any security interest granted in Tenant Personal Property in connection with the financing or leasing of all or any portion thereof, so long as, if the value of the property which is subject to such financing exceeds Seventy Five Thousand and no/100 Dollars ($75,000) with respect to the Facility, the lessor or financier agrees to give Landlord written notice of any default by Tenant under the terms of such arrangement and a reasonable time following such notice to cure any such default and to consent to Landlord’s written assumption of such arrangement upon curing such default ("Assumable Tenant Property Liens"); provided, however, that Landlord shall have no obligation to subordinate its security interest to any third party other than Freddie Mac, during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents, and Successor Landlord, in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage. Following the repayment of the obligations due to Freddie Mac under the terms of the Freddie Mac Loan Documents, Landlord agrees to execute and deliver such subordination or intercreditor agreements as may be reasonably required by a third party creditor of Tenant in connection with Assumable Tenant Property Liens in favor of such creditor. With respect to any of the Tenant’s Property now owned or acquired by Tenant during the Term, this security interest and agreement shall survive the termination of this Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest. Tenant shall have the right to review and approve, which approval shall not be unreasonably withheld, any financing statements or continuation statements which Landlord proposes to file. To the extent any amounts collected by Landlord upon the exercise of its rights under this Section 9.2 exceed the amounts due from Tenant to Landlord under this Lease, including any amounts due as a result of the occurrence of an Event of Default hereunder, Landlord shall be required to remit such excess to Tenant.

10.    Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit E at the times described therein, and such other information about it or the operations of the Premises and Business as Landlord may reasonably request from time to time. All financial information provided shall be prepared in accordance with generally accepted accounting principles consistently applied except with respect to the method of accounting for resident move in fees, which are on a cash basis. If Tenant is or becomes subject to any reporting requirements of the Securities and Exchange Commission during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. Tenant shall be assessed with a $500 administrative fee for each instance in which Tenant fails to provide Landlord with the monthly, quarterly or annual financial reports listed in Exhibit E within the time specified therein, which administrative fee shall be immediately due and payable to Landlord. Notwithstanding the foregoing, such administrative fee shall not be assessed to Tenant so long as (a) Tenant is not delinquent in the delivery of such financial reports more than two (2) times in any consecutive twelve (12) month period, and (b) Tenant remits any delinquent report to Landlord within five (5) business days of

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Landlord’s written request therefor. In the event that the reporting requirements under the Freddie Mac Loan Documents are greater than the requirements under the term of this Lease and Freddie Mac has not agreed to waive such requirements under the terms of any documents to which Freddie Mac and Tenant may be a party with respect to the Facility, Tenant shall be obligated to provide such reports as are necessary to comply with the requirements under the Freddie Mac Loan Documents, so long as any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage. Landlord covenants and agrees that it shall not enter into any agreement to modify the reporting requirements under the Freddie Mac Loan Documents without the prior consent of Tenant, which consent shall not be unreasonably withhold or delayed.

11.    Representations and Warranties. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state in which the Premises is located; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

12.    Events of Default. So long as there is no Event of Default, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant or pursuant to Sections 17 or 18. The occurrence of any of the following events will constitute an "Event of Default" on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)    Tenant’s failure to pay within two (2) business days of when due any Rent, tax impound deposits, Upgrade Reserve Deposits, Other Charges or other required payments;

(b)    (i) The revocation of any license which would have a material adverse affect on the operation of the Premises or the certification of the Premises for provider status under Medicare or Medicaid, if applicable; (ii) the closure of a material portion (as hereinafter defined) of the Business other than during a period of repair or reconstruction following damage or destruction thereto or a Taking (as hereinafter defined) thereof; (iii) the sale or transfer, without Landlord’s consent, of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Business or the Premises; or (iv) the use of any portion of the Premises other than for a licensed facility engaged in the Business and for ancillary services relating thereto (each a "Catastrophic Event of Default"), it being understood and agreed that for purposes of clause (ii) above the phrase "a material portion" shall mean any portion of the Premises that is equal to or greater than ten percent (10%) of the units at the Facility;

(c)    Any other material suspension, termination or restriction placed upon Tenant, any license to operate the Business, the Premises or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey); provided, however, if any such material suspension or restriction is curable by Tenant it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the

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lesser of: (i) the time period in which the applicable governmental agency has given Tenant to undertake corrective action, or (ii) one hundred twenty (120) days after the occurrence of any such material suspension or restriction;

(d)    A material default by Tenant or any Affiliate of Tenant as of the date of such default [including, without limitation, Alterra Healthcare Corporation ("Alterra") if such entity subsequently becomes an Affiliate of Tenant (an "Alterra Event")] (i) under any other lease, agreement or obligation between it and NHP or Landlord or any of their Affiliates, which is not cured within any applicable cure period specified therein, or (ii) with respect to any obligation under (A) any other lease or leases with any other party under which Tenant or its Affiliate is obligated to make annual rental payments in excess of One Hundred Thousand Dollars ($100,000) which is not cured within any applicable cure period specified therein, or (B) any financing agreement with a then outstanding principal balance in excess of $1 million with any other party which is not cured within any applicable cure period specified therein; provided, however, that the Events of Default set forth in this Section 12(d) shall be of no force or effect during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage;

(e)    (i) the occurrence of a default by Tenant under the Tenant Collateral Documents which continues beyond the expiration of any applicable cure period set forth therein, or (ii) any material misstatement or omission of fact in any written report, notice or communication from Tenant to Landlord with respect to Tenant, the Premises or the Business;

(f)    The failure to perform or comply with the provisions of Sections 6, 16 or 24;

(g)    (i) Tenant shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for Tenant or any of its property, if within three (3) business days of such appointment Tenant does not inform Landlord in writing that Tenant intends to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iii) the filing by Tenant of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (iv) the involuntary filing of such a petition against Tenant by any other party, unless Tenant within three (3) business days of such filing informs Landlord in writing of its intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within ninety (90) days after filing; or

(h)    The failure to perform or comply with any other provision of this Lease not requiring the payment of money unless (i) within three (3) business days of Tenant’s receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures it either (x) within thirty (30) days after such notice from Landlord or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a materially adverse effect upon the Premises or the Business, then such default shall not constitute an Event of Default if Tenant uses its commercially reasonable efforts to cure such default by promptly commencing

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and diligently pursuing such cure to the completion thereof and cures it within one hundred twenty (120) days after such notice from Landlord.

13.    Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the state where the Facility is located that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Property, all remedies granted under the laws of such state to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and, absent gross negligence or willful misconduct, shall not be responsible or liable for any failure to relet any of the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.

13.1    General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Tenant from the Premises and/or collect money damages by reason of Tenant’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; and (e) sell any Tenant Property in a non-judicial foreclosure sale.

13.2    Receivership. Tenant acknowledges that a Catastrophic Event of Default will materially and irreparably impair the value of Landlord’s investment in the Premises. Therefore, in addition to its other rights and remedies, upon a Catastrophic Event of Default Landlord shall have the right to petition any appropriate court for the appointment of a receiver to take possession of the Facility, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any affected license or provider certification for the Premises or to otherwise substitute the licensee or provider thereof (the "Receivership"). If Landlord commences the Receivership, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses of the Receivership shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the Receivership upon a Catastrophic Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.

13.3    Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of

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Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord’s receipt of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be effective unless expressed in a writing signed by it.

13.4    Performance of Tenant’s Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.

14.    Provisions on Termination.

14.1    Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Lease (the "Termination Date"), Tenant shall deliver to Landlord or its designee possession of (a) the Facility and associated Landlord Personal Property in a neat and clean condition and in as good a condition as existed at the date of their possession and occupancy pursuant to this Lease, after taking into consideration and giving effect to any improvements, renovations or upgrades required to be made by Tenant as of the commencement of the Term, ordinary wear and tear excepted, (b) a fully operational, licensed and, if applicable, certified Business at the Facility but specifically excluding any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any portion of the Premises to Landlord or its designee unless Landlord is able to demonstrate that such Alterations were previously required by the applicable licensing authorities to be undertaken by Tenant and Tenant failed to do so, and (c) all patient charts and resident records, along with appropriate resident consents if necessary, and copies of all its books and records relating to the Business and the Premises, other than Tenant’s corporate financial books and records and other proprietary materials. Accordingly, Tenant shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to the licenses, other than those interests granted to Landlord under the terms of this Lease (to the extent permitted by applicable law), permits or certifications relating to any portion of the Business or the Premises, nor shall Tenant knowingly commit or omit any act that would jeopardize any the Business or any licensure or certification of the Premises. Upon request, Tenant shall cooperate fully with Landlord or its designee in transferring or obtaining all necessary licenses and, if applicable, certifications for Landlord or its designee, and Tenant shall comply with all requests for an orderly transfer of the Business, Facility licenses, and, if applicable, Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Landlord or its designee but Tenant shall have no liability

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hereunder if, through no fault of Tenant, Landlord or its designee are unable to secure such licenses and, if applicable, certifications in their own name. Subject to all applicable laws, Tenant hereby assigns, effective upon the Termination Date, all rights to operate the Facility to Landlord or its designee including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Tenant Intangible Property relating to any portion of the Premises; provided, however, this assignment shall be ineffective in any State, including the State of Washington, where such an assignment is prohibited under applicable licensure laws.

14.2    Removal of Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) business days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Landlord shall have the right and option to purchase the Tenant Personal Property for its then net book value during such five (5) business day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord by executing a bill of sale in a form reasonably acceptable to Landlord and Tenant. If there is any Event of Default then existing, Tenant will not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it to Landlord for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord; provided, however, that Landlord may remove and store or dispose at Tenant’s expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

14.3    Management of Premises. Commencing on the Termination Date, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Business and Tenant agrees to cooperate fully to accomplish the transfer of such management and operation without interrupting the operation of the Business. Subject to the limitations of applicable law, including any state licensure law which requires the manager of an assisted living facility to be licensed or which requires the management agreement to be approved by the applicable regulatory authorities prior to the commencement thereof and subject to the parties agreeing on the form of a management agreement which shall include, at a minimum, an indemnity in favor of Tenant in form and substance acceptable to Tenant and from an entity acceptable to Tenant, Tenant agrees that Landlord or its designee may, for a period not to exceed one hundred eighty (180) days, operate the Business under Tenant’s licenses and, if applicable, certifications pending the issuance of new licenses and, if applicable, certifications to Landlord or its designee. During the period of such management, Tenant shall not knowingly commit any act or fail to take any action that would jeopardize any licensure or certification, if applicable, of the Premises, and Tenant shall comply with all reasonable requests for an orderly transfer of any and all facility and other licenses, Medicare and Medicaid certifications, if applicable, and possession of the Premises at the time of any such surrender.

14.4    Holding Over. If Tenant shall for any reason remain in possession of any portion of the Premises after the Termination Date without the consent of Landlord, such

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possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) business day of each month one and one-half (1½) times the total of the monthly Minimum Rent payable with respect to the last Lease Year plus Additional Rent allocable to the month, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.

14.5    Survival. All representations, warranties, covenants and other obligations of Tenant under this Lease shall survive the Termination Date.

15.    Certain Landlord Rights.

15.1    Entry and Examination of Records. Landlord and its representatives may enter the Premises at any reasonable time after reasonable notice to Tenant to inspect the Premises for compliance, to exhibit the Premises for sale, lease (but, with respect to leasing, only (a) after the occurrence of an Event of Default or (b) during the last Lease Year of the Initial Term or any applicable Renewal Term and only if Tenant has not exercised its option to renew pursuant to Section 2.3 above) or mortgaging, upon an Event of Default or to post notices of non-responsibility under any mechanic’s or materialman’s lien law or for any other reason; provided that no such notice shall be required in the event of an emergency. No such entry shall unreasonably interfere with residents, patients, patient care or the Business. During normal business hours, Tenant will permit Landlord and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Tenant’s operations at the Premises, but specifically excluding the records of residents of the Facility to the extent such access is prohibited by law, including applicable State licensure laws and/or the Health Insurance Portability and Accountability Act of 1996.

15.2    Grant Liens. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Lien, title retention agreement or other encumbrance upon the Premises, or any portion thereof or interest therein (including this Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Upon the request of Landlord, Tenant shall subordinate this Lease to the Lien of any such encumbrance so long as such encumbrance provides that it is subject to the rights of Tenant under this Lease and that so long as no Event of Default shall exist, Tenant’s occupancy shall not be disturbed if any Person takes possession of the applicable portion of the Premises through foreclosure proceeding or otherwise.

15.3    Estoppel Certificates. Each of Landlord and Tenant shall, at any time upon not less than ten (10) days prior written request by the other party, have an authorized representative execute, acknowledge and deliver to the requesting party or its designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as the requesting party may reasonably request.

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15.4    Conveyance Release. If Landlord or any successor owner shall transfer the Premises in accordance with this Lease, upon the written assumption by any successor owner of the obligations of Landlord or such prior successor owner hereunder, Landlord or such prior successor owner shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.    Assignment and Subletting. Without the prior written consent of Landlord, and of Freddie Mac (during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage), both of which may be withheld or conditioned at their sole discretion, this Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law, nor shall Tenant voluntarily or involuntarily assign, mortgage, encumber or hypothecate any interest in this Lease or sublet any portion of the Premises (except in the ordinary course of Tenant’s business to occupants of the Facility or their immediate family members using Tenant’s standard form occupancy lease). Any of the foregoing acts without such consent shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease. An assignment of this Lease by Tenant shall be deemed to include: (a) entering into a management or similar agreement relating to the operation or control of any portion of the Premises with any Person that is not an Affiliate of Tenant; (b) any change (voluntary or involuntary, by operation of law or otherwise, including the transfer, assignment, sale, hypothecation or other disposition of any equity interest in Tenant) in the Person that ultimately exert effective Control over the management of the affairs of Tenant as of the date hereof; provided that any transfers of Tenant’s stock on a national stock exchange shall not be deemed to be an assignment of the Lease so long as no more than twenty-five percent (25%) of the voting stock of Tenant is held by any Person or related group other than (i) Daniel R. Baty or an entity or entities owned or Controlled by him, and (ii) Saratoga Partners IV, L.P. ("Saratoga") or an entity or entities owned or Controlled by Saratoga; or (c) the sale or other transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Business or the Premises. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent (but not without Freddie Mac’s consent, so long as any amounts remain outstanding under the terms of the Freddie Mac Loan Documents, or Successor Landlord’s consent. in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage), assign this Lease or sublet the Premises or any portion thereof (i) pending the issuance to Tenant of a license to operate the Facility pursuant to a sublease in the form approved by Landlord prior to the Effective Date or (ii) to an Affiliate of Tenant if all of the following are first satisfied: (w) such Affiliate fully assumes Tenant’s obligations hereunder; (x) Tenant remains fully liable hereunder; (y) the use of the Premises remains unchanged; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof. In no event shall Tenant sublet any portion of the Premises on any basis such that the rental to be paid by the sublessee would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify

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as "rents from real property" within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

17.    Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any damage or destruction of any portion of the Premises and diligently repair or reconstruct the Premises to a like or better condition than existed prior to such damage or destruction in accordance with Section 8.4. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Landlord and, if an Event of Default has not occurred hereunder, used for the repair or reconstruction of the Premises pursuant to Landlord’s disbursement requirements. If such proceeds are insufficient, Tenant shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Tenant. Except as otherwise specifically set forth in this Section 17, Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty. In the event any such damage or destruction occurs during the last six (6) months of the Initial Term or applicable Renewal Term, to the extent of fifty percent (50%) or more of the replacement value of the Facility, Tenant may, at Tenant’s option to be evidenced by notice in writing given to Landlord within thirty (30) days after the occurrence of such damage or destruction, elect to pay to Landlord any available insurance proceeds, including, without limitation, business interruption insurance proceeds described in Section 5.7, in which event this Lease shall terminate; provided, however, that if the available insurance proceeds are insufficient to cover the cost of the repair or reconstruction of the Facility, Tenant shall remain obligated to pay the additional cost to repair or reconstruct the Facility.

18.    Condemnation. Except as provided to the contrary in this Section 18, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a "Complete Taking") or a smaller portion (a "Partial Taking") of the Facility is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the portion of the Premises taken. The award payable upon a Complete Taking shall be allocated (i) as provided by the taking authority, (ii) in the absence thereof, as agreed by the parties, or (iii) failing such agreement within thirty(30) days after the effective date of such Taking, pursuant to the appraisal procedure described in Exhibit C. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit C. Landlord alone shall be entitled to receive and retain any award for a Partial Taking other than the portion specifically allocated to Tenant’s Personal Property or the value of Tenant’s leasehold interest hereunder.

19.    Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or

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failure to act arising out of or in connection with this Lease, the Premises or the operations of Tenant on the Premises, including (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder which is not cured within any applicable cure period provided for herein, (b) any Protest, (c) all known and unknown Environmental Activities on the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to the Premises, and (d) upon or following the Termination Date, any liability assessed or asserted by, any governmental agency or Medicare or Medicaid as a result of or arising out of or in connection with this Lease or Tenant’s occupancy of the Premises (including any overpayment to Medicare, Medicaid or any other third-party payor); but specifically excluding any such liability, expense, loss, cost, deficiency, fine, penalty or damages arising (i) under clauses (a) or (c) from the gross negligence or willful misconduct of Landlord, and (ii) under clause (d) with respect to any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of the Premises to Landlord or its designee unless Landlord is able to demonstrate that such Alterations were previously required by the applicable licensing authorities to be undertaken by Tenant and Tenant failed to do so. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall give Tenant notice of the matter and Tenant shall promptly assume the defense thereof with counsel reasonably acceptable to Landlord. If Tenant does not timely elect to defend the matter, then Landlord shall have the right to assume the defense thereof with its own counsel at Tenant’s expense.

20.    Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING THE RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

21.    Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:        Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Raymond R. Brandstrom, CFO
Fax No.: (206) 301-4500

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With a copy to:    The Nathanson Group PLLC
1520 Fourth Street, Sixth Floor
Seattle, Washington 98101
Attention: Randi Nathanson, Esq.
Fax No.: (206) 623-1738

If to Landlord:        c/o Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: President and General Counsel
Fax No.: (949) 759-6876

With a copy to:    Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Attention: Kevin L. Sherry, Esq.
Fax No.: (949) 719-1212

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

22.    Miscellaneous. Since each party has been represented by counsel and this Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words "including", "include" or "includes" are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed. Whenever the words day or days are used in this Lease, they shall mean "calendar day" or "calendar days" unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any "Section" mean a section of

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this Lease (including all subsections), to any "Exhibit" or "Schedule" mean an exhibit or schedule attached hereto or to "Medicare" or "Medicaid" include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties and with the prior written approval of Freddie Mac (during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage), (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the conflict of laws rules thereof, provided that the law of the State in which the Facility is located (the "Situs State") shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to the Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Lease, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

23.    Collateral for Other Leases. Upon the occurrence of the Alterra Event, any cash or letters of credit held by Landlord as a security deposit or collateral pursuant to this Lease shall also be held by Landlord as additional security for the obligations due to Landlord or its Affiliates under the terms of any and all leases between Alterra or its Affiliate, as tenant, and Landlord or its Affiliate, as landlord; provided, however, that the foregoing provision shall be of no force or effect during any period in which any amounts remain outstanding under the terms of the Freddie Mac Loan Documents or in the event that Freddie Mac exercises the right to foreclose its security interest in the Premises pursuant to the terms of the Mortgage.

24.    Leverage Covenant. At all times during the term of this Lease, the ratio of Tenant’s total liabilities (minus deferred gain on sale of communities) to Tenant’s total assets, in each case determined in conformity with generally accepted accounting principles, consistently applied, shall not be equal to or greater than 1.6 to 1.

[SIGNATURE PAGE TO FOLLOW]

1 As adjusted annually for increases in the CPI since the commencement of the tenth (10th) Lease Year.

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IN WITNESS WHEREOF, this Lease has been executed by Tenant and Landlord as of the Effective Date.

TENANT:

EMERITUS CORPORATION, a Washington corporation

By:    _/s/ William M. Shorten___________________________________

Name:    William M. Shorten____________________________________

Title:    Director of Real Estate Finance____________________________________

LANDLORD:

NHP JOLIET, INC.,
an Illinois corporation

By:    /s/ Donald D. Bradley
Donald D. Bradley, Senior Vice President
and Chief Investment Officer

14387.SIG S-

EXHIBIT A

LEGAL DESCRIPTION

(Includes all improvements thereon and all appurtenances thereto.)

THAT PART OF THE SOUTHEAST QUARTER OF SECTION 2, TOWNSHIP 35 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF LOT 1 OF ESSINGTON PROFESSIONAL PARK SUBDIVISION AS RECORDED DECEMBER 2, 1985 AS DOCUMENT NO. R85-41059; THENCE NORTH 88 DEGREES 57 MINUTES 52 SECONDS WEST, 637.57 FEET; THENCE NORTH 43 DEGREES 57 MINUTES 52 SECONDS WEST, 313.25 FEET TO A POINT IN THE SOUTHEASTERLY LINE OF THE LAND CONVEYED TO THE FOREST PRESERVE DISTRICT BY DOCUMENT NO. R90-44385; THENCE NORTH 50 DEGREES 35 MINUTES 22 SECONDS EAST, ALONG THE SOUTHEASTERLY LINE OF THE LAND CONVEYED TO THE FOREST PRESERVE DISTRICT BY DOCUMENT NOS. R90-44385 AND R90-44384, 964.00 FEET; THENCE NORTH 26 DEGREES 45 MINUTES 02 SECONDS EAST ALONG THE SOUTHEASTERLY LINE OF THE LAND CONVEYED TO THE FOREST PRESERVE DISTRICT BY DOCUMENT NO. R90-44384, 244.66 FEET TO A POINT ON THE WEST LINE OF SAID ESSINGTON PROFESSIONAL PARK SUBDIVISION; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST, 1067.48 FEET ALONG THE SAID WEST LINE OF ESSINGTON PROFESSIONAL PARK SUBDIVISION TO THE POINT OF BEGINNING, IN WILL COUNTY, ILLINOIS.

SAID LAND IS ALSO DESCRIBED AS:

PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER AND PART OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER, SECTION 2, TOWNSHIP 35 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, CITY OF JOLIET, WILL COUNTY, ILLINOIS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF LOT 1, ESSINGTON PROFESSIONAL PARK SUBDIVISION, CITY OF JOLIET, WILL COUNTY, ILLINOIS; THENCE NORTH 88 DEGREES 57 MINUTES 53 SECONDS WEST, 637.57 FEET; THENCE NORTH 43 DEGREES 57 MINUTES 52 SECONDS WEST, 313.25 FEET; THENCE NORTH 50 DEGREES 35 MINUTES 22 SECONDS EAST, 964.00 FEET; THENCE NORTH 26 DEGREES 45 MINUTES 02 SECONDS EAST, 244.66 FEET TO THE WEST LINE OF SAID ESSINGTON PROFESSIONAL PARK SUBDIVISION; THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS WEST ALONG THE WEST LINE OF SAID ESSINGTON PROFESSIONAL PARK SUBDIVISION, 1067.48 FEET TO THE POINT OF BEGINNING.

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EXHIBIT B

LANDLORD PERSONAL PROPERTY

includes any such personal property replaced by Tenant

or required by the state in which the Facility is located

or by any other governmental entity to operate the Facility.

ALL OF THE PERSONAL PROPERTY CONVEYED TO LANDLORD PURSUANT TO THE BILL OF SALE DELIVERED TO LANDLORD CONCURRENTLY WITH LANDLORD’S ACQUISITION OF THE PREMISES.

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EXHIBIT C

FAIR MARKET VALUE

"Fair Market Value" means the fair market value of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises or applicable portion thereof within thirty days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises or applicable portion thereof were appraised at the time of their acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply at Tenant’s expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser.

Within five(5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

"MAI Appraiser" shall mean an appraiser licensed or otherwise qualified to do business in the state where the Premises is located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

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EXHIBIT D
CERTAIN DEFINITIONS
For purposes of this Lease, the following terms and words shall have the specified meanings:

ENVIRONMENTAL DEFINITIONS

"Environmental Activities" shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from the Premises or located on or present on or under any portion of the Premises.

"Hazardous Materials" shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to the Premises or to Persons on or about the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

"Hazardous Materials Claims" shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

"Hazardous Materials Laws" shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

OTHER DEFINITIONS

"Affiliate" shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person; provided, however, a Person shall not be deemed or construed to constitute an Affiliate of another Person solely as a result of the common ownership or Control of such Persons by Daniel R. Baty.

"Control" shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise (excluding any contract that gives a Person the right to control or manage the assets of another Person, but not the power to direct the management and policies of such Person).

"Person" shall mean any individual, partnership, association, corporation, limited liability company or other entity.

"CC&R’s" shall mean covenants, conditions and restrictions or similar use, maintenance or ownership obligations encumbering or binding upon the real property comprising the Facility.

14387.7 D-

EXHIBIT E

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE

Monthly financial reports concerning the Business at the Facility consisting of:

(1)    a balance sheet;
(2)    a reasonably detailed income statement showing, among other things, Gross Revenues;
(3)    total patient days;
(4)    occupancy; and
(5)    payor mix.

Thirty (30) days after the end of each calendar month
Quarterly consolidated or combined financial statements of Emeritus	Forty-Five (45) days after the end of each of the first three quarters of the fiscal year of Emeritus
Annual consolidated or combined financial statements of Emeritus audited by a reputable certified public accounting firm.	Ninety (90) days after the fiscal year end of Emeritus

Regulatory reports with respect to the Facility, as follows:

(1)    all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;
(2)    Medicare and Medicaid certification surveys; and
(3)    life safety code reports.

Ten (10) business days after receipt

Reports of regulatory violations,

by written notice of the following:

(1)    any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;
(2)    any suspension, termination or restriction placed upon Tenant or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients; or
(3)    any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid.

Five (5) business days after receipt
Annual operating budget covering the operations of the Facility and the Business conducted thereon for the forthcoming fiscal year.	Thirty (30) days after the beginning of each fiscal year

14387.7 E-

EXHIBIT F

SCHEDULE OF RELATED FACILITIES2

Facility Name	Location	Lease Commencement Date
Beckett Meadows	Austin, TX	April 1, 2004
Charleston Gardens	Charleston, W. VA	April 1, 2004
Kingsley Place-Shreveport	Shreveport, LA	April 1, 2004
Silverleaf Manor	Meridian, MS	April 1, 2004
Pines of Goldsboro	Goldsboro, NC	April 1, 2004
Loyalton of Rockford	Rockford, IL	April 1, 2004
Creekside	Plano, TX	April 1, 2004
Heritage Hills	Columbus, GA	April 1, 2004
Oak Hollow	Bedford, TX	April 1, 2004
Pine Meadow	Hattiesburg, MS	April 1, 2004
Pinehurst	Tyler, TX	April 1, 2004
Stonebridge	Dallas, TX	April 1, 2004
Austin Gardens	Lodi, CA	April 1, 2004
Desert Springs	El Paso, TX	April 1, 2004
Loyalton of Folsom	Folsom, CA	April 1, 2004
The Lakes	Fort Myers, FL	April 1, 2004
Canterbury Woods	Attleboro, MA	April 1, 2004
Autumn Ridge	Herculaneum, MO	June 1, 2004
Richland Gardens**	Richland, WA	N/A
Loyalton of Cape May**	Cape May, NJ	N/A
Quail Ridge**	Lubbock, TX	N/A
Clare Bridge	Corona, CA	October 1, 2004

2 As of October 1, 2004, Related Leases have not been entered into with respect to the facilities marked with a ** hereinabove. Landlord and Tenant hereby agreed to update this schedule from time to time to reflect the subsequent execution and delivery of each Related Lease.

14387.7 F-

EXHIBIT G

SCHEDULE OF MANDATORY REPAIRS

Community Name	Description	Cost	Capacity	$/Unit

Manor at Essington	Pave driveway along southeast and east side of building *	5,000	100	50
Manor at Essington	Repair landscaping along east side of building *	1,640	100	16
Manor at Essington	Perform general repair of downspout drains *	Maint.	100	0

Total		6,640	100	66

* Identified by third party inspector

14387.7 G-

SCHEDULE 1

EXCEPTIONS TO INSURANCE REQUIREMENTS

1.    Contrary to the requirements of Section 6.1, Emeritus provides its general and professional liability insurance through a captive insurance company domiciled in Hawaii and known as National Orion Insurance Company ("NOI"). NOI is not rated.

2.    Contrary to the requirements of Section 6.1, the general and professional liability insurance maintained by Tenant is on a claims made basis, not an occurrence basis.

3.    Contrary to the requirements of Section 6.1(a), damage to vehicles owned or leased by Tenant as well as damage to third party vehicles caused by Tenant is not covered by Tenant’s property insurance. Coverage for damage to third party vehicles may be available under certain circumstances under (i) the NOI policy, (ii) a personal auto policy purchased by an employee of Tenant for their own vehicle when used for company business or (iii) the Emeritus auto policy, which acts as an excess layer over an employee personal policy.

4.    Contrary to the requirements in Sections 6.1(b), (c) and (g), the general and professional liability insurance maintained by Tenant is subject to a $1 million per claim and $1,600,000 in the aggregate self insured retention amount and to a $ 4 million per claim and $4,800,000 aggregate limit on coverage.

5.    In Texas Emeritus has exercised its right under State law to opt out of the Workers Compensation system and instead to offer its employee an ERISA defined benefit plan which complies with the requirements of Texas law.

6.    Coverage for damages due to boiler and pressure vessels bursting or exploding is covered by Emeritus’ property insurance policy. However, the property insurance does not cover bodily injury or death resulting therefrom. Instead such claims would be covered under the general liability insurance policy provided by NOI.

7.    Emeritus’ business interruption insurance is provided under this property insurance policy and provides for loss of income for a period of 18 months.

8.    In addition to the exceptions noted in Section 4, above, the deductible under Emeritus’ property insurance for earthquake coverage is 5% with a $100,000 minimum in California, Hawaii and Alaska and a $100,000 in all other states. The deductible for storm and wind damage is 5% and 3%, respectively, or $100,000 in Tier 1 counties and all of Florida. The deductible for flood damage is 5% or $1,000,000 if the location is in Zone A or V. For all other flood damage the deductible is 5% or $100,000. All other property claims are subject to $50,000 deductible.

14387.7 Schedule 1-

LEASE

Between

NHP JOLIET, INC.,
an Illinois corporation

as "Landlord"

and

EMERITUS CORPORATION,
a Washington corporation

as "Tenant"

Dated: October 1, 2004

To be Effective as of October 1, 2004

1.Term1

2.Rent1

2.1Initial Term Rent1

2.2Landlord’s Investment; Rent Adjustments2

2.3Renewal Term Rent2

2.4Rent Caps and Floor2

2.5Payment Terms3

2.6Absolute Net Lease3

3.Late Charges3

4.Security Deposit; Collateral for Lease Obligations3

5.Taxes and Other Charges5

5.1Protests5

5.2Impounds5

6.Insurance6

6.1Requirements6

6.2Exceptions to Insurance Requirements7

6.3Reimbursement of Landlord’s Costs8

6.4Determination of Commercial Reasonableness8

6.5Insurance Required under Freddie Mac Loan Documents9

7.Use, Regulatory Compliance and Preservation of Business9

7.1Permitted Use; Qualified Care9

7.2Regulatory Compliance9

7.3Preservation of Business11

8.Acceptance, Maintenance, Upgrade, Alteration and Environmental11

8.1Acceptance "AS IS"; No Liens11

8.2Tenant’s Maintenance Obligations11

8.3Upgrade Expenditures11

8.4Alterations by Tenant12

8.5Hazardous Materials13

TABLE OF CONTENTS (continued) Page

9.Tenant Property and Security Interest13

9.1Tenant Property13

9.2Landlord’s Security Interest and Financing Statements14

10.Financial, Management and Regulatory Reports15

11.Representations and Warranties15

12.Events of Default15

13.Remedies17

13.1General17

13.2Receivership17

13.3Remedies Cumulative; No Waiver18

13.4Performance of Tenant’s Obligations18

14.Provisions on Termination18

14.1Surrender of Possession18

14.2Removal of Tenant Personal Property19

14.3Management of Premises19

14.4Holding Over20

14.5Survival20

15.Certain Landlord Rights20

15.1Entry and Examination of Records20

15.2Grant Liens20

15.3Estoppel Certificates21

15.4Conveyance Release21

16.Assignment and Subletting21

17.Damage by Fire or Other Casualty22

18.Condemnation22

19.Indemnification22

20.Disputes23

21.Notices23

22.Miscellaneous24

TABLE OF CONTENTS (continued) Page

23.Collateral for Other Leases25

24.Leverage Covenant25

EXHIBITS:

EXHIBIT A        LEGAL DESCRIPTIONS

EXHIBIT B        LANDLORD PERSONAL PROPERTY

EXHIBIT C        FAIR MARKET VALUE

EXHIBIT D        CERTAIN DEFINITIONS

EXHIBIT E        FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

EXHIBIT F        SCHEDULE OF RELATED FACILITIES

EXHIBIT G        SCHEDULE OF MANDATORY REPAIRS

SCHEDULE 1        EXCEPTIONS TO INSURANCE REQUIREMENTS

TABLE OF CONTENTS(continued)Page

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